EXHIBIT 99.1

NeuroMetrix, Inc. Adopts Shareholder Rights Plan

WALTHAM, Massachusetts – (BUSINESS WIRE) – March 8, 2007 – NeuroMetrix, Inc. (NASDAQ:  NURO) announced today that its Board of Directors has adopted a Shareholder Rights Plan.  Shai N. Gozani, M.D., Ph.D., NeuroMetrix, Inc.’s Chief Executive Officer and President, stated, “The Board believes that a Shareholders Rights Plan enhances its ability to protect shareholder interests and ensures that shareholders receive fair treatment in the event any coercive takeover attempt of NeuroMetrix, Inc. is made in the future.  The Plan is intended to provide the Board with sufficient time to consider any and all alternatives to such an action.  The Board believes it is protecting the interests of all of its shareholders.”

In connection with the adoption of the Shareholder Rights Plan, the Board of Directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of NeuroMetrix, Inc.’s common stock to shareholders of record as of the close of business on March 8, 2007.  Initially, these rights will not be exercisable and will trade with the shares of NeuroMetrix, Inc.’s common stock.  Under the Shareholder Rights Plan, the rights generally will become exercisable if a person becomes an “acquiring person” by acquiring 15% or more of the common stock of NeuroMetrix, Inc. or if a person commences a tender offer that could result in that person owning 15% or more of the common stock of NeuroMetrix, Inc.  If a person becomes an “acquiring person,” each holder of a right (other than the acquiring person) would be entitled to purchase, at the then-current exercise price, such number of shares of preferred stock which are equivalent to shares of NeuroMetrix, Inc.’s common stock having a value of twice the exercise price of the right.  If NeuroMetrix, Inc. is acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company’s common stock having a value of twice the exercise price of the right.

About NeuroMetrix

NeuroMetrix is a medical device company that is establishing and expanding standards of care through the design, development and sale of proprietary products used to help physicians diagnose and treat neuropathies and neurovascular disorders. Neuropathies are diseases of the peripheral nerves and parts of the spine that frequently are caused by or associated with diabetes, low back pain and carpal tunnel syndrome, as well as other clinical disorders. The NC-stat System, the Company’s neuropathy diagnostic system, has been on the market since May 1999 and is used in over 4,900 physician’s offices and clinics in the United States. Diabetic retinopathy is a common neurovascular complication of diabetes and the leading cause of blindness among working age adults. The Company has exclusive rights in the U.S. physician office arena to market the DigiScope, which is a retinopathy detection system specifically designed for use by primary diabetes care physicians.

CONTACT:
NeuroMetrix, Inc.
Bradford Smith
781-314-2741
Chief Financial Officer
neurometrix.ir@neurometrix.com